EXHIBIT 23.1

                            CONSENT OF MOORE STEPHENS

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2 of our report, dated January 26, 2006, except for Note 17, as to which the date is March 24, 2006, on our audits of the consolidated balance sheet of Global
Pharmatech Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the two years in the period then ended.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.


                                 /s/ MOORE STEPHENS, P.C.
                                 ---------------------------------
                                 Moore Stephens, P.C.
                                 Certified Public Accountants

New York, New York
January 11, 2007